UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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LUBY’S, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
STEPHEN FARRAR
WILLIAM J. FOX
BRION G. GRUBE
MATTHEW Q. PANNEK
JEFFREY C. SMITH
GAVIN MOLINELLI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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         On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

Item 1:  On January 4, 2008, Starboard issued the following press release:

RAMIUS CAPITAL SENDS LETTER TO SHAREHOLDERS OF LUBY’S

Cites Numerous Conflicts of Interest Between the Pappases, Luby’s, and Private Pappas Entities

Urges Shareholders to Vote FOR Independent Nominees Farrar, Fox, Grube and Pannek on the GOLD Proxy Card

New York – January 4, 2008– Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), today issued a letter to all shareholders of Luby’s Inc. (“Luby’s” or the “Company”) (NYSE: LUB) in which Ramius urged all shareholders to vote for its four independent and highly distinguished director nominees at the Company’s Annual Meeting of Stockholders scheduled for January 15, 2008.

Ramius Partner Jeffrey Smith stated, “Luby’s Board continues to distort the facts and mislead shareholders in an effort to mask the current Board’s lack of experience, the Company’s underperformance, and the material conflicts of interest that exist between Luby’s and the Pappas entities.  The truth is the Pappases and the Board have real and material conflicts of interest and this Board has enriched the Pappases at the expense of shareholders.  Shareholders cannot continue to stand by and allow this to continue.  Electing independent nominees –  Mr. Farrar, Mr. Fox, Mr. Grube and Mr. Pannek – is the only way to ensure that our efforts to bring about true accountability at Luby’s will be successful.”

Mr. Smith added, “Our truly independent nominees are just more qualified than Luby’s incumbent nominees in terms of relevant industry and finance experience.”

The full text of the letter follows:

January 4, 2008

Dear Fellow Luby’s Shareholder:

ACT NOW TO ELECT TRULY INDEPENDENT AND EXPERIENCED DIRECTORS COMMITTED TO IMPROVING LUBY’S

PROXY GOVERNANCE, A LEADING PROXY ADVISORY FIRM, SUPPORTS CHANGE TO THE LUBY’S BOARD AND RECOMMENDS VOTING ON OUR GOLD PROXY CARD

SIGN, DATE, AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

We urge you to show your support by voting ‘FOR’ the election of Stephen Farrar, William J. Fox, Brion Grube, and Matthew Q. Pannek to the Board of Directors of Luby’s at the January 15, 2008 annual meeting.  We are not seeking control of the Company.  Rather, if elected, these four independent nominees will work to enhance shareholder value by ensuring that the Company is being managed in the best interest of all shareholders.  These nominees possess significant knowledge of the broader restaurant industry, including the casual and fast-casual restaurant segments and Luby’s in particular, as well as broad corporate finance expertise.  Indeed, our nominees have already communicated with you directly by letter on some of the strategic initiatives they have formulated for improving Luby’s.

Unfortunately, the current Luby’s Board and management have chosen to run a campaign that evades legitimate shareholder concerns about the Company’s performance, the Board’s lack of relevant experience, and the material conflicts of interest that exist between Luby’s and the Pappas entities.  Luby’s latest letter to shareholders is filled with inaccuracies and false statements regarding the qualifications of our independent nominees, their ideas for strategic changes at Luby’s, and absurd allegations that our nominees are somehow conflicted.  Do not be fooled by their attempts to steer this campaign away from the critical issues.  We urge you to focus on the facts so that you can make an informed decision.

PROXY Governance, INC., a leading proxy advisory firm, agrees with our assessment that change is necessary in order for shareholders to realize the full value of their investment. Our interests are entirely aligned with yours.  Shareholders deserve the opportunity to elect highly experienced and truly independent directors to ensure that Luby’s will be best positioned for success.  We urge you to sign, date, and return the enclosed GOLD proxy card today with a vote FOR our nominees.

THE PAPPASES ARE THE ONES WITH REAL, MATERIAL CONFLICTS OF INTEREST

In its December 31, 2007 and January 2, 2008 letters to shareholders, the Luby’s Board would have you believe that the Ramius nominees are somehow conflicted due to immaterial compensation from us of $5,000 in cash and a carried interest on $20,000 in stock as disclosed in our proxy statement.  This could not be further from the truth.  This modest compensation agreement with our nominees is strictly meant to align their interests with those of all shareholders in a manner similar to stock options and restricted stock grants that are issued to members of the board of directors.

On the other hand, the Pappases have real and material conflicts of interest.  Just to name a few of the conflicts:

▪	the Pappases act as Luby’s landlord in multiple locations;

▪	the Pappases hire their own private entities to provide services to Luby’s;

▪	the Pappas entities pay substantial compensation to at least one Luby’s board member;

▪	the Pappas entities have paid substantial compensation to Luby’s general counsel for legal consulting; and

▪	Luby’s pays consulting fees to the Treasurer of the Pappas entities.

In the aggregate, these conflicts amount to payments of MILLIONS of dollars.  These conflicts must be reviewed and closely monitored by the independent members of the Luby’s Board.  We believe the current Board is not fulfilling its duty to closely monitor these serious and material conflicts.

OUR NOMINEES ARE MORE QUALIFIED TO SERVE ON THE LUBY’S BOARD

Clearly, Luby’s current Board and management have not researched the qualifications and track records of our nominees.  Instead, they have chosen to disparage these highly qualified individuals by making misleading and incorrect statements about their prior experiences.  Here are the facts about our nominees:

Stephen Farrar
As a Senior Vice President of Wendy’s, Mr. Farrar created the Super Value Menu (now known as the Dollar Menu), Service Excellence, and Late Night initiatives which significantly increased customer traffic and added more than $500,000 to average unit volumes.  Mr. Farrar was instrumental in developing senior management talent and building out new stores.  Mr. Farrar was asked by the current management at Wendy’s to accept a promotion to Executive Vice President of Operations of Wendy’s in 2006 but elected to retire after 26 years at the Company.  Mr. Farrar was inducted into the Wendy’s Hall of Fame as a result of his tremendous accomplishments.

William J. Fox
Mr. Fox is a financial expert with 30 years of experience in leadership roles on public boards, including service as Chairman of the audit committees of five public companies and overseeing auditor relationships with each of the Big 4 accounting firms.  Luby’s would like you to believe that Mr. Fox was sued as a senior executive of a public company.  The truth is, Mr. Fox was merely deposed to confirm the dates of board meetings and the nature of board discussions.

Brion Grube
As Senior Vice President of both Wendy’s International Division and the Canada Division, Mr. Grube returned both struggling segments to profitability.  This was the first time either of these segments was ever profitable.  While at Wendy’s Canada, Mr. Grube received the Canadian Franchise Award of Excellence in both 1997 and 1999 and developed 170 new restaurants.  Due to Mr. Grube’s achievements, he was asked to become the CEO of Café Express and Baja Fresh, two struggling concepts owned by Wendy’s.  Prior to leaving Wendy’s, Mr. Grube developed a restructuring plan for Café Express and executed on a sale of Baja Fresh.  Mr. Grube was inducted into the Wendy’s Hall of Fame because of his remarkable operational abilities and accomplishments while at Wendy’s.

Matthew Q. Pannek
After extremely successful careers as the Acquisition and Capital Placement Manager of Maverick Capital Equity Partners, the CFO of Aaron Brothers, Inc, and the Director of Accounting and Finance at Brinker International, Mr. Pannek became CFO and then CEO of Fuddruckers and Koo Koo Brands.  As the CEO, Mr. Pannek successfully executed a turnaround as that company was near bankruptcy, by significantly improving EBITDA margins, closing a successful refinancing, instituting a franchise centric organization, and implementing a new branding and marketing strategy that drastically reduced marketing expense.

In total, our nominees have 73 years of proven restaurant industry experience.  In contrast, the current independent members of Luby’s Board have absolutely no restaurant experience outside of their involvement in Luby’s.

LUBY’S BOARD IS CONFLICTED AND HAS REPEATEDLY FAVORED THE INTERESTS OF THE PAPPASES OVER ALL OTHER SHAREHOLDERS

Since the Pappases first became involved in Luby’s, the current Board has overseen a long list of actions that are clearly not in the best interest of Luby’s shareholders. The Board has:

▪	Accepted unfavorable contract terms between Luby’s and Pappas entities;

▪	Granted Ernest Pekmezaris, the Treasurer for Pappas Restaurants, a contract for $150,000 per year for “consulting services” to Luby’s;

▪
Allowed the Pappases to call a default on their $10 million convertible note and subsequently adjust the conversion price from $5.00 to $3.10 while the stock price was at $5.63, effectively issuing them an additional 1.2 million shares;

▪	Allowed the Pappases to gain effective control of the Company without paying shareholders a control premium through an exemption to the poison pill;

▪	Permitted Luby’s to enter into lease agreements with the Pappases on unfavorable terms to Luby’s that benefit the Pappases; and

▪	Chosen to ignore shareholders’ desire to declassify the Board even after the majority of shareholders have voted to declassify the Board for six out of the past seven years.

PROXY GOVERNANCE SUPPORTS CHANGE TO LUBY’S BOARD AND HAS RECOMMENDED SHAREHOLDERS VOTE ON RAMIUS’ GOLD PROXY CARD

Based on its assessment of the facts, PROXY Governance agrees that change on Luby’s Board will benefit all shareholders.  In its report, PROXY Governance notes:

“With regard to the dissident slate, we believe each is qualified to serve on the Luby’s board.”

“…shareholders would benefit from additional directors who have no allegiance to the Pappases.”

“…we have concerns regarding the current board’s apparent unwillingness to address governance concerns raised by a shareholder majority or to genuinely consider strategic options raised by the dissident shareholder.”

“To refuse to effect the shareholders’ will while providing only the same generic argument for continuity is, to us, evidence of an entrenched board.”

“The Pappas brothers’ and other top management’s substantial ties to the Pappas Restaurants business presents cause for some concern…the potential for conflict is too great to ignore.”

OUR NOMINEES WILL REPRESENT THE BEST INTERESTS OF ALL SHAREHOLDERS

As we have stated in our proxy statement and past letters, our nominees are knowledgeable, experienced and truly independent directors who are committed to ensuring that Luby’s is run for the best interests of ALL shareholders.  Luby’s needs an experienced Board with industry knowledge and insight to assist management in this challenging environment and in their next new growth phase.  Do not be misled by Luby’s attempts to steer this campaign away from the clear issues.

We urge you to sign, date, and return the enclosed GOLD proxy card today with a vote FOR all of our nominees.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 1-877-800-5185.

For more information about this election contest, please visit www.shareholdersforlubys.com

We thank you for your support.

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Partner, Ramius Capital Group, L.L.C.

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER:  (877) 800-5185.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital Group, L.L.C., a Delaware limited liability company (“Ramius Capital”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Stephen Farrar, William J. Fox, Brion G. Grube, Matthew Q. Pannek, Jeffrey C. Smith and Gavin Molinelli  (the “Participants”).

As of January 3, 2008, Starboard beneficially owned 1,778,616 shares of Common Stock of the Company and Parche beneficially owned 338,784 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 338,784 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli are deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

Contact:
Media & Stockholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080

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